Exhibit 99.1

Redwire Corporation to Report 2021 Year End Results on March 31, 2022

Company confirms no material misstatements or restatements of previously filed financial statements following completion of investigation

JACKSONVILLE, Fla. (March 30, 2022) – Redwire Corporation (NYSE: RDW; “Redwire” or “the Company”) announces that it will report fourth quarter 2021 earnings after the markets close on Thursday, March 31, 2022, and hold its year-end earnings conference call and audio webcast at 5:30 P.M. ET on Thursday, March 31, 2022.

In addition, Redwire confirms that the previously announced independent investigation into potential accounting issues at a business subunit is resolved. Following a thorough and comprehensive review, the Company’s independent Audit Committee of the Board of Directors along with independent, external legal and accounting firms, completed the investigation and did not identify any material misstatements or the need for any restatements of Redwire’s previously filed financial statements. Redwire is pleased to have concluded the internal investigation and looks forward to continuing to execute its strategic objectives. As previously disclosed, the Company self-reported this matter to the SEC on November 8, 2021 and intends to continue to cooperate with any requests from the SEC.

The Company is working with its external auditor to complete the 2021 audit and expects to file a Form NT 10-K on March 31, 2022, indicating a short-term delay in filing the 2021 Form 10-K as the Company requires additional time to complete the annual audit process. However, the Company expects to file both the third quarter 2021 Form 10-Q and the 2021 Form 10-K on or before April 15, 2022 during the 15 day grace period, resulting in a timely filing of the Form 10-K.

"We'd like to thank our loyal shareholders for supporting us over the last quarter. We are an emerging growth company with a steadfast commitment to delivering for our customers. We believe this approach will lead to enduring value creation over the long term," said Peter Cannito, Redwire Chairman and CEO. "We look forward to sharing our 2021 results and 2022 outlook with you on the earnings call."

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The earnings conference call can be accessed by calling 877-485-3108 (toll-free) or +1 201-689-8264 (toll). The listen-only audio webcast of the call will be available on the Redwire Investor Relations website: https://ir.redwirespace.com/. Please call in or log on at least five minutes in advance of the scheduled start time.

For those who are unable to listen to the live event, a replay will be available for two weeks following the event by dialing 877-660-6853 (toll-free) or 201-612-7415 (toll) and entering the access code 13728349. To access the webcast replay, which will be available for up to a year following the event, visit https://ir.redwirespace.com/.

The earnings release and other information related to the earnings announcement will be available on https://ir.redwirespace.com.

Exhibit 99.1

About Redwire
Redwire Corporation (NYSE: RDW) is a leader in space infrastructure for the next generation space economy, with valuable IP for solar power generation and in-space 3D printing and manufacturing. With decades of flight heritage combined with the agile and innovative culture of a commercial space platform, Redwire is uniquely positioned to assist its customers in solving the complex challenges of future space missions. For more information, please visit www.redwirespace.com.

Investor Contact:
Michael Shannon
investorrelations@redwirespace.com
904-425-1413